Exhibit 11.  Statement re computation of per share earnings.


          TORCHMARK CORPORATION
    COMPUTATION OF EARNINGS PER SHARE



                                         Three months ended September 30,
                                                1996              1995

    Net income - continuing operations   $80,830,107       $58,957,161
    Discontinued operations of energy
    segment:
      Income from operations (after tax)                     2,016,723
      Loss on disposal (after tax)        (7,137,000)

    Net income                            73,693,107        60,973,884
    Preferred dividends                            0                 0

    Net income available to common shareh$73,693,107       $60,973,884

    Weighted average shares and common
      stock equivalents outstanding       71,314,373        71,604,721

    Primary earnings per share:
      Net income - continuing operations       $1.13             $0.82
      Discontinued operations of energy
      segment:
        Income from operations (after tax       0.00              0.03
        Loss on disposal (after tax)           (0.10)             0.00

      Net income                               $1.03             $0.85






                                         Nine months ended September 30,
                                                1996              1995

    Net income - continuing operations  $236,142,811     $196,744,487
    Discontinued operations of energy
    segment:
      Income from operations (after tax)                     2,873,825
      Loss on disposal (after tax)        (7,137,000)                0

    Net income                           229,005,811       199,618,312
    Preferred dividends                            0                 0

    Net income available to common
    shareholders                         $229,005,811     $199,618,312

    Weighted average shares and common
      stock equivalents outstanding       71,591,903        71,572,115

    Primary earnings per share:
      Net income - continuing operations       $3.30             $2.75
      Discontinued operations of energy
      segment:
        Income from operations (after tax       0.00              0.04
        Loss on disposal (after tax)           (0.10)             0.00

      Net income                               $3.20             $2.79